Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - Lisa Chapman 208 384 6552

For Immediate Release: July 31, 2020

Boise Cascade Company Reports Second Quarter 2020 Results and Provides COVID-19 Business Update

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $33.6 million, or $0.85 per share, on sales of $1.2 billion for the second quarter ended June 30, 2020.

        "As we navigate this pandemic, the performance of our 5,700+ associates has been nothing short of outstanding. I am humbled by how our people have led with our shared values in response to the daily challenges in front of us, while continuing to support our customers' needs," commented Nate Jorgensen, CEO. "Both of our businesses delivered strong financial results in the face of this unprecedented environment. Wood Products' continued focus on manufacturing cost improvements was especially notable given production curtailments and modifications. BMD's sales and income were robust, and our long-term strategy and commitment to consistently carry a broad base of in-stock products, supported by high service levels and a solid financial position, continues to deliver value to our vendor and customer partners in the supply chain, as well as our shareholders."

Second Quarter 2020 Highlights

	2Q 2020	2Q 2019	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,242,760	$1,230,081	1%
Net income	33,586	27,718	21%
Net income per common share - diluted	0.85	0.71	20%
Adjusted EBITDA [1]	71,776	64,544	11%
Segment Results
Wood Products sales	$281,505	$334,256	(16)%
Wood Products income	17,074	18,908	(10)%
Wood Products EBITDA [1]	31,005	33,000	(6)%
Building Materials Distribution sales	1,134,260	1,097,421	3%
Building Materials Distribution income	43,210	33,800	28%
Building Materials Distribution EBITDA [1]	48,794	38,828	26%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In response to rapidly evolving market conditions and economic uncertainties surrounding the impact of COVID-19, our Wood Products segment implemented certain production changes early in the second quarter, including temporary curtailments and reduced operating schedules at essentially all of our manufacturing facilities, to respond to weaker anticipated demand for the products we manufacture. Activity through the building products supply chain was weak early in the second quarter in response to COVID-19 uncertainties, including shelter-in-place orders in effect in many states, guidelines limiting activity for non-essential businesses, and other rules that limited the number of trade workers that can be on a residential construction site at one time. As restrictions were loosened or rescinded, construction activity resumed mid-quarter and continued at a robust pace through the end of the quarter. Our BMD warehouse sales were particularly strong as our retail lumberyard customers are relying on our broad base of inventory and high service levels to minimize their working capital investment given COVID-19 related uncertainties and elevated commodity product prices. In addition, we have had strong demand from our home center customers in response to elevated repair and remodel and "do-it-yourself" activity as people are spending more time at home during the pandemic. For further discussion of the impacts and our continued response to COVID-19, see 'Balance Sheet and Liquidity' and 'Outlook' below.

In the second quarter 2020, total U.S. housing starts decreased 17% compared to the same period last year. Single-family housing starts, the primary driver of our sales volumes, also decreased 13%. On a year-to-date basis through June 2020, total and single-family housing starts were relatively flat compared with the same period in 2019.

Wood Products

        Wood Products sales, including sales to Building Materials Distribution (BMD), decreased $52.8 million, or 16%, to $281.5 million for the three months ended June 30, 2020, from $334.3 million for the three months ended June 30, 2019. The decrease in sales was driven primarily by lower sales volumes for I-joists and LVL (I-joists and LVL are collectively referred to as EWP), as well as decreased sales volumes for plywood. In addition, lumber, LVL, and I-joists net sales prices also decreased. These decreases were offset partially by increases in sales prices for plywood.

        Wood Products segment income decreased $1.8 million to $17.1 million for the three months ended June 30, 2020, from $18.9 million for the three months ended June 30, 2019. The decrease in segment income was due primarily to lower sales volumes and prices of EWP, as well as lower lumber sales prices. These decreases were offset partially by higher plywood sales prices and lower wood fiber costs.

        Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	2Q 2020 vs. 2Q 2019	2Q 2020 vs. 1Q 2020

Average Net Selling Prices
LVL	(2)%	(1)%
I-joists	(1)%	(1)%
Plywood	6%	7%
Sales Volumes
LVL	(16)%	(18)%
I-joists	(18)%	(17)%
Plywood	(8)%	(1)%

Building Materials Distribution

        BMD's sales increased $36.8 million, or 3%, to $1,134.3 million for the three months ended June 30, 2020, from $1,097.4 million for the three months ended June 30, 2019. Compared with the same quarter in the prior year, the overall increase in sales was driven by a sales price increase of 4%, offset partially by a sales volume decrease of 1%. By product line, commodity sales increased 9%, general line product sales increased 4%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) decreased 10%.

        BMD segment income increased $9.4 million to $43.2 million for the three months ended June 30, 2020, from $33.8 million in the comparative prior year quarter. The increase in segment income was driven primarily by a gross margin increase of $16.3 million, resulting from improved gross margins on commodity products compared with second quarter 2019. This improvement was offset partially by increased selling and distribution expenses and general and administrative expenses of $5.0 million and $1.2 million, respectively.

Balance Sheet and Liquidity

        Boise Cascade ended second quarter 2020 with $361.4 million of cash and cash equivalents and $345.4 million of undrawn committed bank line availability, for total available liquidity of $706.8 million. The Company had $440.2 million of outstanding debt at June 30, 2020.

On July 27, 2020, we issued a $400 million aggregate amount of 4.875% senior notes due July 1, 2030 (2030 Notes), to fund the repurchase of any and all of our $350 million aggregate principal amount of 5.625% senior notes due 2024 (2024 Notes) in a cash tender offer, to redeem any 2024 Notes that remain outstanding after the consummation of the tender offer, to pay off our American AgCredit Term Loan of $45.0 million, and to pay fees and expenses related to the offering of the 2030 Notes and incurred in connection with the repurchase of the 2024 Notes. In connection with the repurchase and redemption of our 2024 Notes, we expect to recognize a pre-tax loss on extinguishment of debt of approximately $14.0 million during the third quarter of 2020.

We announced to plan participants that we will freeze accrual of all benefits on our qualified defined benefit pension plan (Pension Plan) effective August 31, 2020, as well as our intention to terminate the Pension Plan (Plan Termination). As part of the Plan Termination process, we expect to repurchase two BMD locations leased from the Pension Plan for approximately $12 million, and we do not expect the Plan Termination to result in a meaningful amount of additional cash contributions to the Pension Plan. We intend to enter into an agreement with an insurance company to transfer all remaining assets and liabilities in the Pension Plan as soon as practicable.

In response to the uncertainty of the impacts of COVID-19, we have reduced our planned capital spending for 2020 from our previously expected range of $85-to-$95 million to $50-to-$70 million. We have also reduced discretionary spending and have identified other cash saving measures that may be implemented in the near term, the timing and extent of which will depend upon the depth and duration of COVID-19 and its impact on our operating results.

        Although significant uncertainty remains regarding the impact of COVID-19 on our operating results and cash flows for the remainder of 2020 and into 2021, we believe that our cash flows from operations, combined with our current cash levels and available borrowing capacity, will be adequate to fund debt service requirements and provide cash, as required, to support our ongoing operations, capital expenditures, funding of acquisitions, lease obligations, working capital, pension contributions, and to pay cash dividends to holders of our common stock over the next 12 months. We expect to fund our seasonal and intra-month working capital requirements in the remainder of 2020 from cash on hand and, if necessary, borrowings under our revolving credit facility.
Dividends

        On July 30, 2020, our board of directors declared a dividend of $0.10 per share on our common stock, payable on September 15, 2020, to stockholders of record on September 1, 2020.

        Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, contractual restrictions, and other factors that our board of directors may deem relevant.

Outlook

        As we begin the third quarter, Wood Products is in the process of attempting to restore production rates to pre-COVID-19 levels in response to strong end-product demand. However, we continue to experience periodic short-term disruptions at many locations due to COVID-19. In addition, we expect activity levels across our distribution network to continue to vary widely as COVID-19 impacts geographies across the U.S. to differing degrees, and federal, state, or local restrictions are implemented or rescinded. To date, we have not experienced significant supply chain disruptions that would limit our ability to meet customer delivery commitments or source the necessary raw materials and finished goods needed by our operations. We continue to conduct business with modifications to mill and distribution center housekeeping and cleanliness protocols, employee travel, employee work locations, and virtualization or cancellation of certain sales and marketing events, among other modifications. In addition, we continue to actively monitor evolving developments and may take actions that alter our business operations as may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees, customers, suppliers, communities, and stockholders.

        As of July 2020, the Blue Chip Economic Indicators consensus forecast for 2020 and 2021 single- and multi-family housing starts in the U.S. were 1.19 million and 1.27 million units, respectively, compared with actual housing starts of 1.29 million in 2019, as reported by the U.S. Census Bureau. Although we believe that current U.S. demographics support a higher level of housing starts, the impacts of COVID-19 on residential construction are uncertain. In particular, the economic consequences of COVID-19 may adversely affect the pace of household formation rates and residential repair-and-remodeling activity due to high unemployment rates, lower wages, reduced consumer confidence, prospective home buyers' lack of ability to view homes in person, homebuyers' access to and cost of financing, and housing affordability, as well as other factors. Beyond economic uncertainties, the pandemic may improve the demand for single-family residential construction as homeowners consider a transition to less densely populated geographies. Furthermore, with homeowners spending more time at home, repair and remodel spending may continue to strengthen as homeowners invest in existing homes.

        Increased construction activity in May and June of 2020, when coupled with second quarter capacity curtailments of commodity products across the industry, have created supply/demand imbalances in the marketplace. As such, order files at the manufacturing level have extended, and composite lumber and panel prices at the end of the second quarter were 30-40% above price realizations early in the quarter. We anticipate that commodity products pricing in the third quarter of 2020 will be subject to price volatility that will be dependent on the impact of COVID-19 on residential construction, capacity restoration and industry operating rates, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns.

About Boise Cascade

        Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

        Boise Cascade will host a webcast and conference call to discuss second quarter earnings and our continued response to the COVID-19 situation on Monday, August 3, 2020, at 11 a.m. Eastern.

        To participate in the conference call, dial 844-795-4410 and use participant passcode 3079863 (international callers should dial 661-378-9637). To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link.

        A replay of the conference call will be available from Monday, August 3, 2020, at 2 p.m. Eastern through Monday, August 10, 2020, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers with a passcode of 3079863. The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

        We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

        We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

        This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, the effect of COVID-19, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission including the risk of impairment of long-lived assets and goodwill due to the severity of the COVID-19 impact on the economy should it continue unabated. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2020	June 30
	2020	2019		2020	2019

Sales	$1,242,760	$1,230,081	$1,170,534	$2,413,294	$2,272,167

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,048,902	1,049,655	992,270	2,041,172	1,947,477
Depreciation and amortization	19,899	19,454	35,332	55,231	38,671
Selling and distribution expenses	103,566	98,866	99,463	203,029	185,892
General and administrative expenses	18,755	16,786	16,084	34,839	33,461
Loss on curtailment of facility	38	—	1,669	1,707	—
Other (income) expense, net	(170)	188	169	(1)	(120)
	1,190,990	1,184,949	1,144,987	2,335,977	2,205,381

Income from operations	51,770	45,132	25,547	77,317	66,786

Foreign currency exchange gain (loss)	409	248	(873)	(464)	410
Pension expense (excluding service costs)	(302)	(290)	(387)	(689)	(589)
Interest expense	(6,633)	(6,486)	(6,421)	(13,054)	(12,923)
Interest income	190	416	655	845	908
Change in fair value of interest rate swaps	(514)	(1,551)	(2,314)	(2,828)	(2,534)
	(6,850)	(7,663)	(9,340)	(16,190)	(14,728)

Income before income taxes	44,920	37,469	16,207	61,127	52,058
Income tax provision	(11,334)	(9,751)	(4,007)	(15,341)	(12,951)
Net income	$33,586	$27,718	$12,200	$45,786	$39,107

Weighted average common shares outstanding:
Basic	39,312	39,087	39,163	39,238	38,986
Diluted	39,387	39,199	39,405	39,381	39,185

Net income per common share:
Basic	$0.85	$0.71	$0.31	$1.17	$1.00
Diluted	$0.85	$0.71	$0.31	$1.16	$1.00

Dividends declared per common share	$0.10	$0.09	$0.10	$0.20	$0.18

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2020	June 30
	2020	2019		2020	2019

Segment sales	$281,505	$334,256	$320,061	$601,566	$653,779

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	239,626	289,545	274,034	513,660	572,575
Depreciation and amortization	13,931	14,092	29,603	43,534	27,830
Selling and distribution expenses	7,552	7,861	7,984	15,536	15,566
General and administrative expenses	3,451	3,473	3,012	6,463	7,101
Loss on curtailment of facility	38	—	1,669	1,707	—
Other (income) expense, net	(167)	377	(4)	(171)	169
	264,431	315,348	316,298	580,729	623,241

Segment income	$17,074	$18,908	$3,763	$20,837	$30,538

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	85.1%	86.6%	85.6%	85.4%	87.6%
Depreciation and amortization	4.9%	4.2%	9.2%	7.2%	4.3%
Selling and distribution expenses	2.7%	2.4%	2.5%	2.6%	2.4%
General and administrative expenses	1.2%	1.0%	0.9%	1.1%	1.1%
Loss on curtailment of facility	—%	—%	0.5%	0.3%	—%
Other (income) expense, net	(0.1%)	0.1%	—%	—%	—%
	93.9%	94.3%	98.8%	96.5%	95.3%

Segment income	6.1%	5.7%	1.2%	3.5%	4.7%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2020	June 30
	2020	2019		2020	2019

Segment sales	$1,134,260	$1,097,421	$1,049,997	$2,184,257	$2,005,129

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	982,385	961,862	917,841	1,900,226	1,762,062
Depreciation and amortization	5,584	5,028	5,344	10,928	10,160
Selling and distribution expenses	95,958	90,950	91,423	187,381	170,215
General and administrative expenses	7,206	5,967	6,135	13,341	11,661
Other (income) expense, net	(83)	(186)	(48)	(131)	(286)
	1,091,050	1,063,621	1,020,695	2,111,745	1,953,812

Segment income	$43,210	$33,800	$29,302	$72,512	$51,317

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	86.6%	87.6%	87.4%	87.0%	87.9%
Depreciation and amortization	0.5%	0.5%	0.5%	0.5%	0.5%
Selling and distribution expenses	8.5%	8.3%	8.7%	8.6%	8.5%
General and administrative expenses	0.6%	0.5%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%	—%	—%
	96.2%	96.9%	97.2%	96.7%	97.4%

Segment income	3.8%	3.1%	2.8%	3.3%	2.6%

Segment Information
(in thousands)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2020	June 30
	2020	2019		2020	2019
Segment sales
Wood Products	$281,505	$334,256	$320,061	$601,566	$653,779
Building Materials Distribution	1,134,260	1,097,421	1,049,997	2,184,257	2,005,129
Intersegment eliminations	(173,005)	(201,596)	(199,524)	(372,529)	(386,741)
Total net sales	$1,242,760	$1,230,081	$1,170,534	$2,413,294	$2,272,167

Segment income
Wood Products	$17,074	$18,908	$3,763	$20,837	$30,538
Building Materials Distribution	43,210	33,800	29,302	72,512	51,317
Total segment income	60,284	52,708	33,065	93,349	81,855
Unallocated corporate costs	(8,514)	(7,576)	(7,518)	(16,032)	(15,069)
Income from operations	$51,770	$45,132	$25,547	$77,317	$66,786

Segment EBITDA (a)
Wood Products	$31,005	$33,000	$33,366	$64,371	$58,368
Building Materials Distribution	48,794	38,828	34,646	83,440	61,477

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	June 30, 2020	December 31, 2019

ASSETS

Current
Cash and cash equivalents	$361,436	$285,237
Receivables
Trade, less allowances of $890 and $591	350,673	215,894
Related parties	417	568
Other	9,772	15,184
Inventories	456,129	497,596
Prepaid expenses and other	14,716	8,285
Total current assets	1,193,143	1,022,764

Property and equipment, net	446,773	476,949
Operating lease right-of-use assets	64,676	64,228
Finance lease right-of-use assets	30,101	21,798
Timber deposits	14,212	12,287
Goodwill	60,382	60,382
Intangible assets, net	17,186	17,797
Deferred income taxes	7,620	7,952
Other assets	6,982	9,194
Total assets	$1,841,075	$1,693,351

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	June 30, 2020	December 31, 2019

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$320,839	$222,930
Related parties	1,835	1,624
Accrued liabilities
Compensation and benefits	78,386	83,943
Income taxes payable	7,391	—
Interest payable	6,696	6,723
Other	70,140	69,772
Total current liabilities	485,287	384,992

Debt
Long-term debt	440,178	440,544

Other
Compensation and benefits	42,205	45,586
Operating lease liabilities, net of current portion	58,913	58,029
Finance lease liabilities, net of current portion	31,816	23,419
Deferred income taxes	25,333	26,694
Other long-term liabilities	17,635	12,757
	175,902	166,485

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,564 and 44,353 shares issued, respectively	446	444
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	533,406	533,345
Accumulated other comprehensive loss	(49,883)	(50,248)
Retained earnings	394,648	356,698
Total stockholders' equity	739,708	701,330
Total liabilities and stockholders' equity	$1,841,075	$1,693,351

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30
	2020	2019
Cash provided by (used for) operations
Net income	$45,786	$39,107
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	56,295	39,821
Stock-based compensation	3,345	4,069
Pension expense	1,023	911
Deferred income taxes	(1,501)	5,629
Change in fair value of interest rate swaps	2,828	2,534
Loss on curtailment of facility (excluding severance)	1,476	—
Other	164	(33)
Decrease (increase) in working capital, net of acquisitions
Receivables	(129,532)	(93,977)
Inventories	41,102	13,324
Prepaid expenses and other	(6,989)	(4,773)
Accounts payable and accrued liabilities	95,505	45,355
Pension contributions	(1,062)	(927)
Income taxes payable	8,616	16,735
Other	1,220	(923)
Net cash provided by operations	118,276	66,852

Cash provided by (used for) investment
Expenditures for property and equipment	(28,849)	(32,824)
Acquisitions of businesses and facilities	—	(15,675)
Proceeds from sales of facilities	—	2,493
Proceeds from sales of assets and other	406	1,395
Net cash used for investment	(28,443)	(44,611)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	—	5,500
Payments of long-term debt, including revolving credit facility	—	(5,500)
Dividends paid on common stock	(8,562)	(7,562)
Tax withholding payments on stock-based awards	(3,309)	(3,574)
Other	(1,763)	(369)
Net cash used for financing	(13,634)	(11,505)

Net increase in cash and cash equivalents	76,199	10,736

Balance at beginning of the period	285,237	191,671

Balance at end of the period	$361,436	$202,407

Summary Notes to Consolidated Financial Statements and Segment Information
        The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2019 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
(a)EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended June 30, 2020 and 2019, and March 31, 2020, and the six months ended June 30, 2020 and 2019:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2020	June 30
	2020	2019		2020	2019
	(in thousands)
Net income	$33,586	$27,718	$12,200	$45,786	$39,107
Interest expense	6,633	6,486	6,421	13,054	12,923
Interest income	(190)	(416)	(655)	(845)	(908)
Income tax provision	11,334	9,751	4,007	15,341	12,951
Depreciation and amortization	19,899	19,454	35,332	55,231	38,671
EBITDA	71,262	62,993	57,305	128,567	102,744
Change in fair value of interest rate swaps	514	1,551	2,314	2,828	2,534
Adjusted EBITDA	$71,776	$64,544	$59,619	$131,395	$105,278

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended June 30, 2020 and 2019, and March 31, 2020, and the six months ended June 30, 2020 and 2019:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2020	June 30
	2020	2019		2020	2019
	(in thousands)
Wood Products
Segment income	$17,074	$18,908	$3,763	$20,837	$30,538
Depreciation and amortization	13,931	14,092	29,603	43,534	27,830
EBITDA	$31,005	$33,000	$33,366	$64,371	$58,368

Building Materials Distribution
Segment income	$43,210	$33,800	$29,302	$72,512	$51,317
Depreciation and amortization	5,584	5,028	5,344	10,928	10,160
EBITDA	$48,794	$38,828	$34,646	$83,440	$61,477

Corporate
Unallocated corporate costs	$(8,514)	$(7,576)	$(7,518)	$(16,032)	$(15,069)
Foreign currency exchange gain (loss)	409	248	(873)	(464)	410
Pension expense (excluding service costs)	(302)	(290)	(387)	(689)	(589)
Change in fair value of interest rate swaps	(514)	(1,551)	(2,314)	(2,828)	(2,534)
Depreciation and amortization	384	334	385	769	681
EBITDA	(8,537)	(8,835)	(10,707)	(19,244)	(17,101)
Change in fair value of interest rate swaps	514	1,551	2,314	2,828	2,534
Corporate adjusted EBITDA	$(8,023)	$(7,284)	$(8,393)	$(16,416)	$(14,567)

Total company adjusted EBITDA	$71,776	$64,544	$59,619	$131,395	$105,278